EXHIBIT 5.1


                              DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017

                                                212-450-4000





                                                       April 30, 2001






FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120

Ladies and Gentlemen:

         We have acted as special counsel to FedEx Corporation, a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its 6 5/8% notes due February 12, 2004, its 6 7/8% notes due February 15, 2006 and its 7 1/4% notes due February 15, 2011 (collectively, the "New Notes") for any and all of its outstanding 6 5/8% notes due February 12, 2004, its 6 7/8% notes due February 15, 2006 and its 7 1/4% notes due February 15, 2011 (collectively, the "Old Notes"). The Old Notes were issued, and it is proposed that the New Notes be issued, under an indenture dated as of February 12, 2001 among the Company, the Guarantors named therein and The Bank of New York, as trustee (the "Trustee"), as supplemented by a Supplemental Indenture No. 1 dated as of February 20, 2001 among the Company, the Guarantors named therein, the Additional Guarantors named therein and the Trustee and a Supplemental Indenture No. 2 dated as of April 27, 2001 among the Company, the Guarantors named therein, the Additional Guarantors named therein and the Trustee, (as so supplemented and as may be further supplemented or amended from time to time, the "Indenture").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

FedEx Corporation                     2                           April 30, 2001

         Upon the basis of the foregoing and assuming the due authorization, execution and delivery of the Indenture by the parties thereto, we are of the opinion that the New Notes, when authorized, executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offer and the Indenture, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (ii) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (iii) to the extent that a waiver of rights under any usury or stay law may be unenforceable.

         We hereby confirm the opinion set forth under the caption "Taxation" in the prospectus that is part of the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on April 30, 2001.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the references to us under the caption "Validity of the New Notes" in the prospectus contained in such Registration Statement.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that The Bank of New York, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

                                            Very truly yours,

                                            /s/ Davis Polk & Wardwell